Gold Reserve Inc.
DIRECTOR AND EMPLOYEE RETENTION PLAN
(Amended and Restated, effective January 1, 2008)
1. PURPOSE OF THE PLAN
Gold Reserve Inc. (the “Company”), a Yukon corporation, hereby adopts this amended and restated Director and Employee Retention Plan (the “Plan”), effective January 1, 2008. The purposes of the Plan are:
(a)	To promote the long-term financial interests and growth of the Company and its Subsidiaries (as defined below) by attracting and retaining directors, management and personnel with the training, experience, and ability to enable them to make a substantial contribution to the success of the business of the Company and its Subsidiaries;

(b)	To motivate Participants (as defined below) by means of growth-related incentives to achieve long range goals;

(c)	To further the identity of interests of Participants with those of the Company’s stockholders through equity-based incentive opportunities; and

(d)	To allow each Participant to share in the increase in value of the Company following the date such Participant is granted Retention Units (as defined below) in accordance with the terms of the Plan.

2.	DEFINITIONS
a)	“Act” means the Securities Act (Ontario), as amended

b)	“Administrator” means the Board of Directors of the Company or a committee of the Board of Directors of the Company appointed to serve as the administrator of the Plan.

c)	“Award” means a grant of Retention Units.

d)	“Award Agreement” means an agreement entered into between the Company and the Participant evidencing the terms of Retention Units.

e)	“Board” or “Board of Directors” means the Board of Directors of the Company as it may be constituted from time to time.

f)	“Cause” means:
i.	the willful and continued failure by the Participant to perform his or her duties in breach of a fiduciary duty imposed by his or her current position with the Company or any Subsidiary; or

ii.	the willful engaging by the Participant in misconduct which is materially injurious to the Company or any Subsidiary, monetarily or otherwise; or

iii.	the willful violation by the Employee of the provisions of any employment, confidentiality, non-competition, non-solicitation, proprietary rights or other agreement between the Employee and the Company or any Subsidiary; or
iv.	any other “Cause” as determined in accordance with the laws of the State of Washington.
g)	“Change in Control” means the occurrence of any of the following events:
i.	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing more than 25 percent of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), provided, however, that for purposes of this subsection (i) the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, and (C) an acquisition pursuant to a transaction which complies with clauses (A), (B), or (C) of subsection (iii) below; or

ii.	A change in the composition of the Board as of the Effective Date (the “Incumbent Board”) that causes less than a majority of the directors of the Company then in office to be members of the Incumbent Board provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened

iii.	solicitation of proxies or consents by or on behalf of a person other than the Board; or

iv.	Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50 percent of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities, (B) no person (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination will have been members of the Incumbent Board at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

v.	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

vi.	Any other event or series of events which the Board reasonably determines should constitute a Change in Control.
h)	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

i)	“Common Stock” means the Class A Common Shares of the Company, no par value per share.

j)	“Company” means Gold Reserve Inc., a Yukon corporation.

k)	“Director” means a member of the Board who is not an Employee.

l)	“Effective Date” means the date set forth in Section 10.

m)	“Employee” shall mean any employee of the Company or any Subsidiary.

n)	“Exchange” means the Toronto Stock Exchange and the American Stock Exchange, as applicable.

o)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor statutes or regulations of similar purpose or effect.

p)	“Fair Market Value” means, subject to any applicable Exchange rules, the volume weighted average trading price or the United States Dollar equivalent of the Stock calculated by dividing the total value by the total volume of Stock on the Principal Market, for the five trading days immediately preceding the relevant date; and if there is no trading during such period, the Fair Market Value means the closing trading price or the United States Dollar equivalent of the closing trading price on the most recent date previous to the relevant date as reported on the Principal Market for the Stock. If no Fair Market Value has been established in accordance with the foregoing, Fair Market Value shall be the value established by the Administrator in good faith.

q)	“Grant Date” means the date an Award is granted to a Participant as indicated in the Award Agreement

r)	“Participant” means an Employee or a Director who has received an Award that has not been settled, cancelled or forfeited.

s)	“Retention Units” means a contractual right to receive the greater of the Fair Market Value of one share of Common Stock on the Settlement Date or the Fair Market Value of one share of Common Stock on the date of the Award, to the extent provided in the Award Agreement.

t)	“Plan” means the Gold Reserve Inc. Director and Employee Retention Plan, as may be amended from time to time.

u)	“Principle Market” means the exchange, automated quotation system or trading market on which the majority of the Stock was traded over the last twelve-month period prior to the date of determination. This includes the Toronto Stock Exchange, the American Stock Exchange or such other securities exchange on which the Stock is listed from time to time.

v)	“Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor statutes or regulations of similar purpose or effect.

w)	“Settlement Date” means the date set forth in Section 6 pursuant to which a Participant becomes entitled to payment for his vested Retention Units.

x)	“Stock” means the Class A Common Shares of the Company, no par value per share.

y)	“Subsidiary” means (i) any corporation the majority of the voting power of all classes of stock entitled to vote or the majority of the total value of shares of all classes of stock of which is owned, directly or indirectly, by the Company, or (ii) any trade, business, or other entity other than a corporation of which the majority of the profits interest, capital interest, or actuarial interest is owned, directly or indirectly, by the Company.

z)	“Vesting Date” means the date or dates on which the Participant becomes vested in all or any portion of his Award as provided in Section 5.
3. ADMINISTRATION OF THE PLAN
(a)	Duties and Powers of the Administrator. The Plan will be administered by the Administrator. The Administrator may adopt its own rules of procedure, and the action of a majority of the members taken at a meeting or, to the extent permitted by law, taken without a meeting by a writing signed by such majority (or by all or such greater proportion of the members thereof if required by law), shall constitute action by the Administrator. The Administrator shall have the power, authority, and sole discretion to administer, construe, and interpret the Plan and Award Agreements, including, without limitation, the sole discretion to determine which Employees shall be Participants and the terms and conditions, subject to the Plan, of the individual Award Agreements. The decisions and interpretations of the Administrator with respect to any matter concerning the Plan shall be final, conclusive, and binding on all parties who have an interest in the Plan. Any such interpretations, rules, and administration shall be consistent with the basic purposes of the Plan.

(b)	Delegation. In its absolute discretion, the Administrator may delegate to the Chief Executive Officer of the Company its duties under the Plan subject to any conditions and limitations as the Administrator shall prescribe.

(c)	Expenses; Professional Assistance; Good Faith Actions. All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Administrator, the Company and its Subsidiaries, and the officers and directors of the Company and its Subsidiaries shall be entitled to rely upon the advice, opinions, or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Directors, Employees, Participants, the Company and its Subsidiaries, and all other interested persons. No member of the Administrator shall be personally liable for any action or failure to act, determination or interpretation made in good faith with respect to the Plan or the Awards, and all members of the Administrator shall be fully protected by the Company with respect to any such action or failure to act, determination, or interpretation.
4. INDIVIDUAL GRANTS; ELIGIBILITY; UNITS
(a)	Eligibility. Each Director shall become a Participant on the later to occur of the Effective Date or the date of such Director’s appointment or election to the Board. An Employee shall become a Participant on the date that such Employee is selected to participate by the Administrator, in its sole discretion, based on the Administrator’s judgment that such Employee may have a significant opportunity to influence the growth of the Company or that such Employee’s outstanding performance or potential performance merit further incentive and reward for continued employment and accomplishment. Notwithstanding the foregoing, no Employee shall become a Participant unless such Employee is a member of a select group of management and highly compensated employees of the Company and its Subsidiaries.
5. AWARDS
(a)	Grant of Awards. The Administrator may, in its sole discretion, at any time and from time to time grant Retention Units to any Participant who is a Director or an Employee. Each Award will be evidenced by an Award Agreement containing such terms and conditions, not inconsistent with the Plan, as the Administrator will approve. An Award will become effective upon the execution by the Participant of an Award Agreement, acknowledging the terms and conditions of the Award.

(b)	Unit Accounts. Any Retention Units awarded to a Participant shall be credited to a Retention Unit account to be maintained on behalf of such Participant. Such account shall be debited by the number of Retention Units with respect to which any payments are made pursuant to Section 6.

(c)	Vesting. Each Award to a Participant shall vest on the Vesting Date or Dates as specified by the Administrator in the Award Agreement. Any Award, or portion thereof, not vested upon the date of a Participant’s termination of employment or service with the Company and all Subsidiaries will be forfeited, and no payment will be made thereon. If a Participant’s employment or service is terminated for Cause, the Participant shall forfeit any Award, or portion thereof, outstanding as of the date of such termination of employment or service. Notwithstanding the foregoing, each Award shall become fully vested on a Change in Control.
6. SETTLEMENT OF RETENTION UNITS
(a)	Settlement Date. Each Award, or portion thereof, that has vested shall be paid as soon as administratively feasible after the earlier to occur of: (1) the Vesting Date; or (2) a Change in Control. Notwithstanding the foregoing, no such payment under this Section shall be made later than two and one half months after the end of the calendar year in which the Award vests.

(b)	Settlement of Award. On the Settlement Date, each Participant shall be entitled to receive an amount in cash for each vested Retention Unit awarded to such Participant equal to the greater of (i) the Fair Market Value of one share of Common Stock on the date the Award vested or (ii) the Fair Market Value of one share of Common Stock on the date of the Award, less any required withholding.
7. DILUTION AND OTHER ADJUSTMENTS
In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, the Administrator will make such adjustments, if any, as it in its sole discretion deems equitable in the number of Retention Units under outstanding Awards to Participants and the dollar amount specified in Section 2(s) and 6(b), such adjustments to be conclusive and binding upon all parties concerned.
8. MISCELLANEOUS PROVISIONS
(a)	Assignment and Transfer. Awards will not be transferable. No Award or interest or right therein shall be liable for the debts, contracts, or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment, or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment, or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent required by applicable withholding tax.

(b)	No Right to Awards or Employment. No Employee, Director, Participant, or other person will have any claim or right to be granted an Award. Neither the Plan nor any action taken hereunder will be construed as giving any Employee or Participant any right to be retained in the employ of the Company or any of its Subsidiaries.

(c)	General Creditor Status. Obligations of the Company and its Subsidiaries under the Plan shall be unsecured and unfunded obligations, and the holders of Awards shall be general creditors of the Company.

(d)	Withholding. The Company and its Subsidiaries will have the right to deduct from payment of an Award any taxes required by law to be withheld with respect to such payment.

(e)	Securities Laws. Each Award will be subject to the condition that such Award may not be settled if the Administrator determines that the settlement of such Award may violate the Securities Act, the Exchange Act, the Act, or any other law or requirement of any governmental authority. The Company will not be deemed by any reason of the granting of any Award to have any obligation to register the Awards or shares underlying such Awards under the Securities Act.

(f)	No Strict Construction. No rule of strict construction will be applied against the Company, the Administrator, or any other person in the interpretation of any of the terms of the Plan, any Award, or any rule or procedure established by the Administrator.

(g)	Stockholder Rights. A Participant will not have any dividend, voting, or other stockholder rights by reason of a grant of an Award or settlement of an Award.

(h)	Severability. Whenever possibility, each provision in the Plan and in every Award Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan or any Award Agreement made thereunder will be held to be prohibited by or invalid under applicable law, then (i) such provision will be deemed amended to, and to have contained from the outset such language as will be necessary to, accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (ii) all other provisions of the Plan and every Award Agreement will remain in full force and effect.

(i)	Governing Law. The Plan will be governed by and construed in accordance with the laws of the State of Washington without giving effect to the choice of law principles thereof.
9. AMENDMENT AND TERMINATION
The Administrator may at any time amend, suspend, or terminate the Plan, provided that no such action will adversely affect any rights under any Awards theretofore granted or change the vesting applicable to an Award in a manner adverse to a Participant, except in accordance with Section 7.

10. EFFECTIVE DATE OF THE PLAN
The Plan was originally effective as of October 19, 2006. The Plan, as amended and restated herein, is effective January 1, 2008 with respect to Awards outstanding on the Effective Date as well as with respect to Awards granted on or after the Effective Date.
11. CODE SECTION 409A
Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, it is the intent of the parties to the applicable Award Agreement that such Award be exempt from Section 409A of the Code, provided that to the extent the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, it is the intent of the parties to the applicable Award Agreement that such Award Agreement and the Plan incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code and that such Award Agreement and the terms of the Plan as applicable to such Award be interpreted and construed in compliance with Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Administrator intends to administer the Plan so that Awards under the Plan will be exempt from Code Section 409A or otherwise comply with the requirements of Code Section 409A, neither the Administrator nor the Company represents or warrants that the Plan or the Awards granted thereunder will be exempt from or comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through any Participant) for any tax, interest, or penalties the Participant may owe as a result of compensation paid under the Plan, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Code Section 409A.